Exhibit 16.1

August 10, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated August 10, 2020, of Caesars Entertainment, Inc and are in agreement with the statements contained on page 2 in the paragraphs 2, 3, 4 and 5 of Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP